Exhibit 1
STOCK PURCHASE AGREEMENT
AMONG
PANAGIOTIS ZAFET,
SIMON ZAFET
AND
THE INVESTORS

i

ii

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (the “Agreement”) is dated as of the 20th day of May, 2008 by and among Panagiotis Zafet and Simon Zafet (together, the “Sellers”), on the one hand, and United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp., and Comet Shipholding, Inc. (collectively, the “Investors”), on the other hand.
RECITAL
     Sellers collectively own an aggregate of 2,750,000 shares (the “Shares”) of the common stock, par value $0.00001 per share (the “Common Stock”), of Seanergy Maritime Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”) and 8,008,334 warrants to purchase shares of the Company’s Common Stock (the “Warrants” and collectively with the Shares, the “Securities”).
     Sellers are officers and directors of the Company.
     The Company entered into an underwriting agreement dated September 24, 2007 (the “Underwriting Agreement”) with Maxim Group, LLC (“Maxim”), acting as representative of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters agreed to purchase certain securities of the Company.
     The Sellers, among others, agreed as a condition of the Underwriters’ obligation to purchase the securities pursuant to the Underwriting Agreement to deposit all of their shares of Common Stock of the Company in escrow pursuant to a Stock Escrow Agreement (the “Escrow Agreement”) dated September 24, 2007, among the Company, the Sellers, certain other officers and directors of the Company, and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).
     The Escrow Agreement requires that the Shares remain in escrow with the Escrow Agent until the date that is 12 months after the consummation of a “Business Combination,” as such term is defined in the prospectus dated September 24, 2007 comprising part of the Company’s Registration Statement on Form F-1 (File No. 333-144436 and 333-146281) under the Securities Act (the “Registration Statement”).
     In connection with the Underwriting Agreement, the Sellers also entered into a lock-up agreement dated September 24, 2007 (the “Lock-Up”) with Maxim with respect to the Warrants, whereby the Sellers agreed that the Warrants would be held in an account established by each Seller with Maxim and that the Sellers would not transfer the Warrants until the consummation of a Business Combination.
     Sellers now desire to sell all of their interests in the Securities to Investors, subject to a delayed transfer and delivery of the Securities, as required by the Escrow Agreement and Lock-Up, and Investors desire to purchase all of Sellers’ interests in the Securities with the understanding that the Escrow Agent and Maxim will deliver such Securities to the Investors once released pursuant to the terms of the Escrow Agreement and Lock-Up, respectively, all on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
     The parties agree as follows:
ARTICLE 1
DEFINITIONS
     The following terms, as used herein, have the following meanings:
     “1933 Act” means the Securities Act of 1933, as amended.
     “1934 Act” means the Securities Exchange Act of 1934.
     “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in the 1933 Act and the rules and regulations promulgated thereunder.
     “Business Day” means any day other than a Saturday, Sunday or legal or bank holiday in the City of New York, State of New York, London, England or in Athens, Greece. If any time period set forth in this Agreement expires on other than a Business Day, such period shall be extended to and through the next succeeding Business Day.
     “Investors” has the meaning set forth in the Preamble.
     “Common Stock” has the meaning set forth in the Preamble.
     “Company SEC Documents” means all documents, as such documents may have been amended, filed by the Company with the Securities and Exchange Commission under either the 1933 Act or the 1934 Act since its formation.
     “Indemnified Damages” has the meaning set forth in Section 6.1.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Purchase Price” has the meaning set forth in Section 3.1.
     “SEC” means the Securities and Exchange Commission.
     “Seller” and “Sellers” has the meaning set forth in the Preamble.

     “Shares” has the meaning set forth in the Preamble.
     Any reference in this Agreement to (i) a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder and (ii) the word “including” shall mean “including, without limitation.”
ARTICLE 2
PURCHASE AND SALE
     Upon and subject to the terms and conditions contained in this Agreement, the Escrow Agreement and the Lock-Up, as amended or to be amended in accordance with Exhibits A and B hereof., on the date hereof, upon payment of the Purchase Price pursuant to the terms of this Agreement, Sellers shall sell, transfer and deliver to the Investors and Investors will receive good and valid legal title to the Securities owned by each such Seller and full beneficial ownership of the Securities owned by such Seller, free and clear of all Liens. Upon receipt of the Purchase Price, as defined below, the Sellers acknowledge that they shall have no further interest in the Securities.
ARTICLE 3
PURCHASE PRICE; PAYMENT AND CLOSING
     3.1 Purchase Price. The consideration to be paid by Investors to Sellers for the acquisition of the Securities by Investors shall be an aggregate purchase price of $25,000,000 (the “Purchase Price”) to be paid in equal portions to each Seller.
     3.2 Obligations of Sellers. The Sellers shall deliver to Investors on the date hereof:
          3.2.1 Duly executed stock and warrant powers with respect to the Shares and Warrants;
          3.2.2 Irrevocable proxies with respect to the voting of the Shares;
          3.2.3 Limited powers of attorney of even date herewith among the Investors and certain shareholders of the Company, by the Investors on behalf of the Sellers;
          3.2.4 A letter agreement addressed to the Escrow Agent, in the form attached hereto as Exhibit A, with respect to the release of the Shares from escrow directly to the Investors;
          3.2.5 A letter agreement addressed to Maxim, in the form attached hereto as Exhibit B, with respect to the release of the Warrants from the Lock-Up directly to the Investors;

          3.2.6 Resignations as directors and officers of the Company from each of the Sellers and resignations as directors from George Hamawi and Roland Beberniss;
          3.2.7 An executed letter agreement, in the form attached hereto as Exhibit C, terminating the Company’s obligation to pay Balthellas Chartering S.A., and any other Affiliates of Sellers, a monthly fee of $7,500 for administrative, technology and secretarial services, as well as for the use of limited office space in Athens, Greece;
          3.2.8 A legal opinion of counsel, which opinion and counsel shall be reasonably acceptable to Investors concerning this Agreement, the Escrow Agreement and the Lock-Up; and
          3.2.9 Such other certificates, instruments and documents of transfer, if any, as may be necessary to consummate the transactions contemplated by this Agreement.
     3.3 Obligations of Investors. The Investors shall deliver to Sellers:
          3.3.1 By wire transfer of the Purchase Price made within one (1) business day after the date hereof; and
          3.3.2 Such other certificates, instruments and documents of transfer if any, as may be necessary to consummate the transactions contemplated by this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Each of the Sellers, severally and jointly, makes the representations and warranties contained in this Article 4 to Investors, intending that Investors rely on each of such representations and warranties in order to induce Investors to enter into and complete the transactions contemplated by this Agreement.
     4.1 Authorization. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby are within each Seller’s powers and have been duly authorized by all necessary action on the part of such Seller. This Agreement constitutes a valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting creditor’s rights and remedies generally, and subject as to enforceability of general principles of equity (whether considered in a proceeding in equity or at law).
     4.2 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.
     4.3 Governmental Authorization. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign.
     4.4 Non-contravention. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree binding upon or applicable to such Seller or the Company, including applicable United States federal securities laws, (ii) contravene, conflict with, or result in a violation or breach of any provision of any written or oral agreement to which either Seller is a party, including but not limited to the Escrow Agreement and the Lock-Up, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, could become a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Seller is entitled under any provision of any agreement or other instrument binding upon such Seller or any license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of such Seller or the Company, except for the consents of Maxim, the Escrow Agent, Georgios Koutsolioutsos, Alexios Komninos and Ioannis Tsigkounakis, which consents have already been obtained, or (iv) result in the creation or imposition of any Lien on the Securities.
     4.5 Title to Securities. Subject to the terms and provisions of the Escrow Agreement, each Seller has good and valid legal title to the respective Securities owned by him, full beneficial ownership of the Securities owned by him and full legal right and power to transfer and deliver the Securities owned by him to Investors in the manner provided in this Agreement. Upon payment of the Purchase Price pursuant to the terms of this Agreement, Investors will receive good and valid legal title to the Securities owned by such Seller and full beneficial ownership of the Securities owned by such Seller, free and clear of all Liens, subject to the terms and provisions of the Escrow Agreement and the Lock-Up, as amended or to be amended in accordance with Exhibits A and B hereof.
     4.6 SEC Filings. As of its filing date, as any such filing may have been amended prior to the date hereof, each Company SEC Document complied, as to form and content in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     4.7 No Undisclosed Material Liabilities. Since March 31, 2008, there was been no material change in the financial condition of the Company. Except as disclosed in the Company SEC Documents, there are no material liabilities or obligations of the

Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:
          4.7.1 liabilities or obligations disclosed and/or provided for in the Company SEC Documents; and
          4.7.2 liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the last balance sheet included in the Company SEC Documents, including but not limited to pending invoices by Loeb & Loeb for approximately $600,000 ($250,000 of which is deferred until closing of the Business Combination), Weinberg and Co. for approximately $30,000, Vgenopoulos & Partners for $143,224, Helix for recent ship inspections (amount unknown), Balthellas for $3,750, or in connection with the transactions contemplated hereby.
     4.8 Litigation. There is no litigation or other administrative or judicial proceedings pending or threatened that might endanger each Seller’s right to sell the Securities owned by him to Investors. There are no judgments against either Seller that might endanger such Seller’s right to sell the Securities owned by him in accordance with the terms of this Agreement.
     4.9 Employment, Consulting and Other Agreements. Except for continuing rights to indemnification as contemplated by Section 4.10, neither Seller nor any Affiliate of any Seller is a party to any employment agreement or consulting agreement with the Company, or to any other agreement which entitles such Seller or any of its Affiliates to payments from the Company except for such agreements that are being terminated pursuant to this Agreement.
     4.10 Repayment of Loans. . Each Seller hereby confirms that all loans made by him or his Affiliates to the Company and/or its Affiliates have been satisfied in full and no such Seller is due any further amounts from the Company or its Affiliates for any purpose. Nothing herein shall be construed as a release of any obligations the Company may have to provide indemnification to the Sellers or to affect their rights under the Company’s directors and officers liability insurance.
     4.11 Possession of Company Property. Except as set forth in Schedule 4.11, neither Seller is in possession of any Company property.
     4.12 No Other Company Agreements. Except as set forth in Schedule 4.12, neither Seller has entered into any agreements on behalf of the Company except such agreements as have been fully performed or agreements that have been filed by the Company as exhibits to the Company SEC Documents.
     4.13 Finders’ and Advisory Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Seller in connection with the transactions contemplated in this Agreement, but as Buyer is aware, both Maxim and Loeb & Loeb are parties to such agreements with the Company (but not the Sellers) with respect to the Business Combination which may follow this transaction.

     4.14 Recent Financial Transactions. Attached hereto as Schedule 4.14 is a ledger of all payments made by the Company between April 1, 2008 and April 30, 2008. This ledger was prepared from the books and records of the Company and represents all payments made by the Company during this time period.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF INVESTORS
     Investors severally make the representations and warranties contained in this Article 6 to Sellers intending that Sellers rely on each of such representations and warranties in order to induce Sellers to enter into and complete the transactions contemplated by this Agreement.
     5.1 Corporate Existence and Power. Each Investor is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to enter into this Agreement and the transactions contemplated hereby. Each Investor is duly qualified to conduct business and is in good standing as a foreign corporation or other legal entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in, a material adverse effect on the Investors.
     5.2 Authorization. The execution, delivery and performance by Investors of this Agreement and the consummation by Investors of the transactions contemplated hereby are within the Investors power and have been duly authorized by all necessary action. This Agreement constitutes a valid and binding agreement of Investors, enforceable against Investors in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting creditor’s rights and remedies generally, and subject as to enforceability of general principles of equity (whether considered in a proceeding in equity or at law).
     5.3 Governmental Authorization. The execution, delivery and performance by Investors of this Agreement and the consummation by Investors of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, or foreign, other than compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether state or foreign.
     5.4 Non-contravention. The execution, delivery and performance by Investors of this Agreement and the consummation by Investors of the transactions contemplated hereby do not and will not contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Investors.

     5.5 Investment Representations. .
          5.5.1 Acknowledgment. Each Investor understands and agrees that the Securities have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the transfer of the Securities is being effected in reliance upon one or more exemptions from registration afforded under the Securities Act of 1933, as amended (the “Act”).
          5.5.2 Status. Each Investor represents and warrants to Sellers that such Investor is an “Accredited Investor” as defined in the rules promulgated under the Act. Each Investor severally understands that the Securities are being offered and sold to such Investor in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth in this Agreement, in order that the Sellers may determine the applicability and availability of the exemptions from registration of the Securities on which Sellers are relying.
          5.5.3 Stock Legends. Each Investor hereby agrees with Sellers as follows:
          5.5.4 Securities Act Legend. The certificates evidencing the Securities, and each certificate issued in transfer or exchange thereof, will bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.
          5.5.5 Other Legends. The certificates representing the Securities, and each certificate issued in transfer or exchange thereof, will also bear any other legend required under any applicable Law, including, without limitation, any U.S. state corporate and state securities law, or contract.

          5.5.6 Opinion. No Investor will transfer any or all of the Securities absent an effective registration statement under the Act and applicable state securities law covering the disposition of such Securities, without first providing the Company with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Company) to the effect that such transfer will be exempt from the registration and the prospectus delivery requirements of the Act and the registration or qualification requirements of any applicable U.S. state securities laws.
     5.6 Review of Company SEC Documents. Each Investor has reviewed the Company SEC Documents, including the exhibits thereto.
     5.7 Escrow of Shares; No Value on Liquidation.. Each Investor acknowledges and agrees that the Shares will be escrowed pursuant to the Escrow Agreement and that the Securities will become worthless if no Business Combination is consummated and the Investors will have no recourse against Sellers as a result of such event.
     5.8 No Redemption of Shares. The Investors acknowledge that they shall not be entitled to receive distributions of interest from the Company with respect to the Shares prior to a Business Combination and that they shall not be permitted to require the Company to redeem the Shares either upon a Business Combination or upon liquidation of the Company prior to a Business Combination.
     5.9 Finders’ or Advisory Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Investors who might be entitled to any fee or commission from Sellers upon consummation of the transactions contemplated by this Agreement.
ARTICLE 6
INDEMNIFICATION
     6.1 Indemnification by Sellers. From and after the Closing, Sellers, severally and jointly, shall indemnify, defend and hold harmless Investors, the Company and their respective officers, directors, shareholders, employees, agents and Affiliates and their successors and assigns against any loss, claim, damage, cost, obligation, liability, penalty and expense, including all legal and other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, cost, obligation, liability, penalty or expense or action in respect of such matters (collectively referred to as “Indemnified Damages”), occasioned by, arising out of or resulting from any breach or default of any representation or warranty by, or covenant of, such Seller contained in this Agreement or any other agreement provided for in this Agreement.
     6.2 Indemnification by Investors. From and after the Closing, Investors shall indemnify, defend and hold harmless Sellers and their heirs, personal representatives, agents, successors, and Affiliates against any Indemnified Damages occasioned by, arising out of or resulting from any breach or default of any representation or warranty by, or covenant of, Investors contained in this Agreement or any other agreement provided for in this Agreement.
     6.3 Maximum Indemnification. . The maximum amount for which either Seller shall be obligated to Investors or for which Investors shall be obligated to Sellers for Indemnified Damages hereunder shall be the portion of the Purchase Price received by each such Seller or paid by each such Investor; provided, however, that there shall be no limit on Indemnified Damages if such Indemnified Damages are the result of fraud.
     6.4 Notice of Indemnification. Upon receipt by an indemnified party of notice of the commencement against it of any action involving a claim, such indemnified party, if a claim in respect of such action is to be made by it against any indemnifying party under this Article 6, shall promptly notify in writing the indemnifying party of such commencement. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of such commencement, the indemnifying party will be entitled to participate in the defense and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense of the action, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense, the indemnifying party will not be liable to such indemnified party under this Article 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense other than reasonable costs of investigation. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party unless the indemnifying party had determined not to assume the defense of the action. The indemnifying party will not settle or compromise any claim or action without the written consent of the indemnified party (which consent shall not be unreasonably withheld).
ARTICLE 7
POST CLOSING COVENANTS
     7.1 Voting Agreement. .Sellers acknowledge that Investors plan to enter into a voting agreement with certain shareholders of the Company and that the Shares will be subject to any such voting agreement. Because the Investors will not be the registered owners of the Shares until after they are delivered to the Investors pursuant to the terms of the Escrow Agreement, the Sellers acknowledge that they will be named as parties to any such voting agreement. Until such time as the Shares are registered into the names of the Investors, each Seller agrees as follows: (i) that pursuant to a limited power of attorney executed by each Seller on the date hereof, the Investors shall be permitted to sign any such voting agreement in the name of and on behalf of each Seller, (ii) that pursuant to a limited power of attorney executed by each Seller on the date hereof, the Investors shall be permitted to sign any and all amendments to any voting agreement in the name of and on behalf of each Seller; (iii) that pursuant to a limited power of attorney executed by each Seller on the date hereof, the Investors shall be permitted to sign such other documents and take such other actions in the names of the Sellers as may be necessary or desirable, in the sole opinion of Investors, to give effect to any voting agreement; (iv) that he will promptly acknowledge, if and when so requested by Investors, that Investors own all rights to the Shares, have the irrevocable right to vote such Shares and receive any and all dividends with respect to such Shares (and the right to subordinate the right to receive dividends with respect to the Shares to the rights of third parties); (v) that he will not vote the Shares unless requested to do so in writing by the Investors; and (vi) that he will promptly do all other things, take all other actions and execute all other documents as may be reasonably requested by Investors to provide Investors with the full benefit of ownership of the Shares on the date hereof even though the registration of such Shares in the names of the Investors shall not occur until the Shares are released to Investors from the Escrow Agreement.
     7.2 Voting of Shares by Investors. In connection with the vote required to consummate a Business Combination, the Investors agree that they will vote all Shares in accordance with the majority of the votes cast by the holders of the Common Stock issued by the Company in its initial public stock offering.
     7.3 No Representation or Warranty. Notwithstanding any other provisions of this Agreement, the parties acknowledge and agree that neither requires nor has given any representation or warranty regarding the consistency of the transactions contemplated by this Agreement with previous disclosure contained in the Registration Statement or any other Company SEC Document filed under the 1934 Act and neither Sellers nor Investors will have any liability to each other with respect to such matters.
     7.4 Actions with Respect to Securities. . . Following the date hereof, Investors shall have the sole right to take any and all actions with respect to the Securities, except such actions taken by Sellers at the request of Investors. Specifically, Sellers authorize Investors either to sue in their respective names with respect to any maters relating to the Securities, or to sue in the names of the Investors with respect to any matters relating to the Securities, in either case at the sole cost of the Investors.
     7.5 No Creation of Liens with Respect to Shares. . . Until the Shares have been released from the Escrow Agreement and delivered to Investors and until the Warrants have been released from the Lock-Up and delivered to Sellers, neither Seller shall create or allow to be created any Liens with respect to the Securities.
     7.6 Directors and Officers Liability Insurance. . . The Company shall maintain directors and officers liability insurance, which covers the Sellers in their respective capacities as former officers and directors of the Company, until the earlier of its dissolution or the date that is six years after the date hereof.
     7.7 Release of Company and its Officers and Directors. Sellers hereby release the Company and its officers, directors and shareholders from any claims they may have now or in the future, whether contractual, statutory or otherwise, against any of the Company, its officers, directors and shareholders relating to the Company or its securities, including but not limited to (i) the formation of the Company,  (ii) the operation of the Company (including agreements between the Sellers and the Company), (iii) the dismissal of either Seller as an officer, director or employee of the Company, if applicable, (iv) agreements with any of the officers, directors or shareholders, and (v) any negotiations, actions, agreements and transactions relating to or contemplated by this Agreement.  Notwithstanding the foregoing, nothing herein shall be construed as a waiver of any indemnification claim that either Seller may have against the Company regardless of whether such claim arises after the date hereof.  The Company and each of its officers and directors shall be third-party beneficiaries to the foregoing release.
     7.8 Assignment of Registration Rights. Sellers hereby transfer and assign to the Investors all of Sellers’ rights and obligations under that certain registration rights agreement dated as of September 28, 2007 among the Company and each of the parties executing a signature page thereto.
     7.9 Delivery of Records Promptly after the request of Investors, Sellers shall deliver all records set forth on Schedule 4.11 to the Investors by delivering such documents to Vgenopoulos & Partners Law Firm, 15, Filikis Eterias Square, 10673 Athens, Greece or to such other place as may be requested by Investors.
ARTICLE 8
MISCELLANEOUS
     8.1 Notices. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing and shall be delivered or sent, with the copies indicated, by personal delivery, facsimile (with confirmation and additional copy sent by overnight delivery service) or overnight delivery service (by a reputable international carrier) to the parties as follows (or at such other address as a party may specify by notice given pursuant to this Section):

To the Sellers:	Name of Seller
c/o Balthellas Chartering S.A.
10 Amfitheas Avenue
17564 P. Faliro
Athens, Greece
Attention: Chief Executive Officer
Facsimile: +30-210-940-6933

With a copy to:	Mintz Levin Cohn Ferris Glovsky & Popeo, P.C.

666 Third Avenue
New York, New York 10017
Attention: Kenneth R. Koch, Esq.
Facsimile: +212-983-3115

To Investors:	Name of Investor
c/o 11 Poseidonos Avenue
16777 Elliniko
Athens, Greece

Attention: Dale Ploughman
Facsimile: +30-210-898-3595

With a copy to:	Broad and Cassel
One Biscayne Tower, 21st Floor
2 South Biscayne Boulevard
Miami, Florida 33131
Attention: A. Jeffry Robinson, Esq.
Facsimile: +305-373-9443
     All notices shall be deemed given and received one business day after their delivery to the addresses for the respective party(ies), with the copies indicated, as provided in this Section.
     8.2 Entire Agreement. This Agreement contains the sole and entire binding agreement among and representations made by the parties to each other and supersede any and all other prior written or oral agreements and representations among them.
     8.3 Amendment. No amendment or modification of this Agreement shall be valid unless in writing and duly executed by the parties affected by the amendment or modification.
     8.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, heirs, successors and permitted assigns.
     8.5 Waiver. Waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.
     8.6 Captions. The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.
     8.7 Further Assurances. . Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other documents and instruments as are reasonably required for the performance of such party’s obligations hereunder and will take all commercially reasonable actions as may be necessary to consummate the transactions contemplated hereby and to effectuate the provisions and purposes hereof.
     8.8 Construction. In the construction of this Agreement, whether or not so expressed, words used in the singular or in the plural, respectively, include both the plural and the singular and the masculine, feminine and neuter genders include all other genders. Since all parties have engaged in the drafting of this Agreement, no presumption of construction against any party shall apply.

     8.9 Section References. All references contained in this Agreement to Sections shall be deemed to be references to Sections of this Agreement, except to the extent that any such reference specifically refers to another document. All references to Sections shall be deemed to also refer to all subsections of such Sections, if any.
     8.10 Severability. In the event that any portion of this Agreement is illegal or unenforceable, it shall affect no other provisions of this Agreement, and the remainder of this Agreement shall be valid and enforceable in accordance with its terms.
     8.11 Third-Party Beneficiaries. The Sellers and the Investors acknowledge that this Agreement benefits Maxim Group, LLC, the Company and the officers and directors of the Company, and that such persons shall be entitled to the benefits of this Agreement and shall be entitled to maintain an action or institute an arbitration proceed based upon this Agreement. Nothing in this Agreement, express or implied, is intended to (a) confer upon any Person other than the foregoing Persons, the parties to this Agreement, and as set forth in Sections 8.4 and 8.12, any rights or remedies under or by reason of this Agreement as a third-party beneficiary or otherwise; or (b) authorize anyone other than the parties to this Agreement or the Persons named in this Section to maintain an action or institute an arbitration proceeding pursuant to or based upon this Agreement.
     8.12 Assignment. Neither this Agreement nor any rights under this Agreement may be assigned by any party without the written consent of all other parties; provided, however, Investors may assign this Agreement to an Affiliate or Affiliates of Investors.
     8.13 Other Documents. The parties shall take all such actions and execute all such documents which may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.
     8.14 Governing Law. This Agreement and the interpretation of its terms shall be governed by the laws of the State of New York, without application of conflicts of law principles.
     8.15 Attorneys’ Fees. The Sellers and the Investors shall pay their respective attorneys’ fees and expenses for the negotiation and preparation of this Agreement and the other agreements contemplated by this Agreement.
     8.16 Public Disclosure. No party to this Agreement shall make any public disclosure or publicity release pertaining to the existence of the subject matter contained in this Agreement without notifying and consulting with the other parties; provided, however, that notwithstanding the foregoing, each party shall be permitted to make required filings with the Securities and Exchange Commission. With respect to the press release and Form 6-K to be filed in connection with this transaction, the Investors shall provide the Sellers with a copy of such release in advance and a reasonable opportunity to comment thereon.
     8.17 Jurisdiction. Any dispute regarding this Agreement shall be exclusively referred to arbitration in London in accordance with Arbitration Act 1996 (England and Wales) or any statutory modification or re-enactment thereof, and the parties agree to submit to the personal and exclusive jurisdiction and venue of such arbitrators. Any and all disputes hereunder shall be referred by the parties hereto to three arbitrators, each party to appoint one arbitrator and the two so appointed shall appoint the third who shall and as chairman of such panel of arbitrators. Upon receipt by one party of the nomination in writing of such other party’s arbitrator, that party shall appoint its arbitrator within ten days, failing which the decision of the single arbitrator appointed shall apply. The two arbitrators so appointed shall appoint the third arbitrator within ten days, failing which the single arbitrator shall act as sole arbitrator and any decision of the sole arbitrator shall be binding on both parties. The arbitration shall be conducted in accordance with the terms of the London Maritime Arbitrators Association then in effect. For purposes of Section 8.17 of this Agreement, the Sellers shall be deemed to be one party and the Investors shall be deemed to be one party.
     8.18 Currency. All monetary amounts in this Agreement are stated in United States dollars ($) and shall be paid in that currency. No changes shall be made in any of such amounts based upon changes in the value of the United States dollar against any other currency.
     8.19 Execution in Counterparts; Facsimile Signatures. This Agreement and any amendment, waiver or consent hereto may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. All such counterparts may be delivered among the parties hereto by facsimile or other electronic transmission, which shall not affect the validity thereof.
[SIGNATURES ON FOLLOWING PAGE]

     The parties have executed this Agreement as of the date set forth above.

SELLERS:
/s/ Panagiotis Zafet
PANAGIOTIS ZAFET

/s/ Simon Zafet
SIMON ZAFET

INVESTORS: UNITED CAPITAL INVESTMENTS CORP.
By:	/s/ Evan Breibart
	Name:	Evan Breibart
	Title:	Attorney in fact

ATRION SHIPBUILDING CORP.
By:	/s/ Evan Breibart
	Name:	Evan Breibart
	Title:	Attorney in fact

PLAZA SHIPBUILDING CORP.
By:	/s/ Evan Breibart
	Name:	Evan Breibart
	Title:	Attorney in fact

COMET SHIPHOLDING INC.
By:	/s/ Evan Breibart
	Name:	Evan Breibart
	Title:	Attorney in fact